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                                                                Exhibit 23.18



                   CONSENT OF MARKS SHRON & COMPANY, L.L.P.




We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Apartment Investment and Management Company ("AIMCO") for the registration of shares of its Class A Common Stock and to the incorporation by reference therein of our reports dated January 19, 1995 and January 25, 1996 with respect to the audits of Two Bridges Associates for the years ended December 31, 1994 and 1995 included in AIMCO's Current Report on Form 8-K/A (as amended to date) dated June 3, 1997, and filed with the Securities and Exchange Commission.



                                       /s/ Marks Shron & Company, L.L.P.

                                       Marks Shron & Company, L.L.P.


Great Neck, New York
September 22, 1997